Exhibit 99.4

Consent of Director Nominee

In connection with the filing by CBS Outdoor Americas Inc. of a Registration Statement on Form S-11 (Registration No. 333-189643) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 under the Securities Act, to being named as a nominee to the board of directors of CBS Outdoor Americas Inc. in the Registration Statement (including any and all amendments or supplements thereto). I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

/s/ Lawrence P. Tu
Name: Lawrence P. Tu